Exhibit 10.2

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Side Letter

m.v. Norwegian Breakaway

To:	Breakaway One, Ltd. (the Borrower)
and
NCL Corporation Ltd. (the Parent)

From:	KfW IPEX-Bank GmbH (as Facility Agent, Collateral Agent and CIRR Agent and Lender)

Date: 25 April 2019

Dear Sirs

m.v. Norwegian Breakaway (the Vessel)

1         We refer to the credit agreement dated 18 November 2010 between, amongst others, the Borrower, the Parent, the Joint Lead Arrangers (as defined therein), the Lenders (as defined therein), Nordea Bank Norge ASA as documentation agent, Commerzbank AG as Hermes Agent and KfW IPEX-Bank GmbH as Facility Agent, Collateral Agent and CIRR Agent (as amended, restated or supplemented from time to time, the Credit Agreement) pursuant to which the Lenders made a loan facility of up to €529,846,154 available to the Borrower on the terms and subject to the conditions set out in the Credit Agreement.

2         Unless otherwise defined in this letter, words and expressions defined in the Credit Agreement have the same meanings when used in this letter.

3         It is hereby agreed that the Credit Agreement shall be amended as follows:

(a)       with effect from 25 April 2019, the definition of Applicable Margin shall be amended by replacing “1.60%” with “0.90%”; and

(b)       on the date hereof, section 9.01(c) shall be deleted and replaced with the following new clause:

“Valuations. After the Delivery Date, together with delivery of the financial statements described in Section 9.01(b) for each fiscal year, and at any other time within 15 days of a written request from the Facility Agent, an appraisal report of recent date (but in no event earlier than 90 days before the delivery of such reports) from one Approved Appraiser or such other independent firm of shipbrokers or shipvaluers nominated by the Borrower and approved by the Facility Agent (acting on the instructions of the Required Lenders) or failing such nomination and approval, appointed by the Facility Agent (acting on such instructions) in its sole discretion (each such valuation to be made without, unless reasonably required by the Facility Agent, physical inspection and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the Vessel), stating the then current fair market value of the Vessel.  All such appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Facility Agent may and, at the request of the Lenders, shall, upon prior written notice to the Borrower (which notice shall identify the names of the relevant appraisal firms), obtain such appraisals and that the cost of all such appraisals will be for the account of the Borrower); provided that, unless an Event of Default shall then be continuing, in no event shall the Borrower be required to pay for appraisal reports from one appraiser on more than one occasion in any fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.”

4         The Borrower and the Parent hereby agree to provide the Facility Agent with copies of such corporate authorisations as the Facility Agent may reasonably require to evidence their respective authority to execute this letter.

5         By their execution of the acknowledgement to this letter:

(a)       the Borrower and the Parent consent to the arrangements set out in this letter and the amendments to the Credit Agreement set out in this letter;

(b)       the Borrower and the Parent each agree and confirms that its obligations set out in the Credit Agreement, shall be and continue in full force and effect notwithstanding the said amendments contained in this letter;

(c)       the Borrower and the Parent acknowledge and agree that (i) each of the Credit Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Credit Agreement by this letter and each of the Security Documents to which it is a party shall remain in full force and effect as security for the obligations of the Borrower under the Credit Agreement as amended by this letter, and (ii) it will do or procure the doing of all such acts and/or execute or procure the execution of all such documents as the Lenders reasonably consider necessary to give full effect to the Credit Agreement and the Security Documents.

6         The Borrower agrees to pay to the Facility Agent all reasonable and documented expenses (including external legal and out-of-pocket expenses and disbursements) incurred by the Facility Agent or the Hermes Agent in connection with the negotiation, preparation, execution and, where relevant, registration of this letter and of any amendment or extension of or the granting of any waiver or consent under this letter.

7         All expenses payable pursuant to paragraph 6 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

8         The Borrower agrees to pay to the Facility Agent, no later than the date falling five Business Days after the date of this letter, a waiver fee of $[*] which shall be distributed equally by the Facility Agent to the Lenders, with each Lender receiving $[*] for its own account. The waiver fee will be paid free and clear of any deductions or withholdings and in immediately available funds to the account no. [*]) with Citibank N.A., New York [*] in favor of the ultimate beneficiary [*] with KfW, Frankfurt [*] as follows:

Beneficiary:	[*]
Account Holder:	[*]
Account with Intermediary Bank:	[*]
Intermediary Bank:	[*]
Reference:	[*]

9        The Borrower agrees to pay to the Facility Agent (for its own account) an additional agency fee in the amount and at the time agreed in a separate fee letter.

10      The Borrower agrees to pay to the Facility Agent on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Facility Agent) imposed on or in connection with this letter and shall indemnify the Facility Agent against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

11      The provisions of Sections 14.03 (Notices), 14.08 (Counterparts) and 14.16 (Third Party Rights) of the Credit Agreement shall apply to this letter and its acknowledgements as if set out in full with all necessary changes.

12       This letter (including the acknowledgements) and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, English law. The provisions of Sections 14.07(b) and (c) (Exclusive jurisdiction and service of process) of the Credit Agreement shall apply to this letter and its acknowledgements as if set out in full with all necessary changes and for this purpose, each counter-signatory to this letter confirms by its acknowledgment below its appointment of the process agent referred to in such clause.

13       Please acknowledge your agreement to this letter and confirmation of the consent requested in this letter by signing and returning the endorsement set out below.

Yours faithfully

/s/ Delphine Deroche
For and on behalf of	Delphine Deroche
KfW IPEX-Bank GmbH	Director

(as Facility Agent, Collateral Agent, CIRR	/s/ André Tiele
Agent and for and behalf of the Lenders)	André Tiele
Director

Acknowledged and agreed

/s/Paul A. Turner
As Attorney-in-fact

For and on behalf of
Breakaway One, Ltd.

/s/Paul A. Turner
As Attorney-in-fact

For and on behalf of
NCL Corporation Ltd.

/s/Paul A. Turner
As Attorney-in-fact

For and on behalf of
NCLI International, Ltd.

/s/Ghezelbash
Ghezelbash

/s/Klaus-Dieter Schmedding
Klaus-Dieter Schmedding
Director

For and on behalf of
Commerzbank Aktiengesellschaft as Hermes Agent